EXHIBIT 10.16
CBS TELEVISION
51 WEST 52 STREET
NEW YORK, NEW YORK 10019-6188
(212) 975-4191
FAX: (212) 975-4229
rtroutman@cbs.com
RHONDA TROUTMAN
SENIOR VICE PRESIDENT,
CBS AFFILIATE RELATIONS
January 6, 2006
Via Overnight Delivery
Ms. Colleen B. Brown
President & Chief Executive Officer
Fisher Communications, Inc.
100 Fourth Avenue, North
Suite 510
Seattle, Washington 98109
Dear Colleen:
Reference is made to the Affiliation Agreement (“the Agreement”) between Fisher Broadcasting, as assignee and successor to Fisher Broadcasting — Idaho TV, LLC, a wholly-owned subsidiary of Fisher Broadcasting Company; Retlaw Broadcasting of Boise LLC and Retlaw Enterprises, Inc. (“Broadcaster”) and CBS, dated February 13, 1996, as amended, regarding the affiliation of television station KIDK (“Station”), in Idaho Falls, Idaho, with the CBS Television Network.
You and we mutually agree in this Letter Agreement to the following amendments and additional terms and conditions of the Agreement:
1.	In order to clarify that Broadcaster’s “first call” rights to Network Programs extend to such programs in digital format, you and we agree that the initial words of Paragraph 1 of the Agreement prior to the start of Subparagraph 1 (a) shall be deleted and replaced by the following language:
“1. Offer, Acceptance and Delivery of Network Programs
Broadcaster shall have a “first call”, as set forth below, on the program offerings of the CBS Television Network (“Network Programs”). Such “first call” rights shall apply to Network Programs in both analog and digital format, it being understood that, with respect to digital broadcasting, “Network Programs” shall refer to the “Primary Network Feed”, which during the digital transition shall mean the digital version of those programs transmitted to CBS Affiliates for the purpose of analog broadcasting, and not to any additional program streams that may be transmitted by the Network (i.e., “multi-plexed” programming).”

Ms. Colleen B. Brown
January 6, 2006

2.	In order to clarify that Broadcaster’s network non-duplication protection rights apply to digital as well as analog broadcasting of Network Programs, you and we agree that the words “in analog and digital formats” shall be inserted into the second line of Subparagraph 9(b) of the Agreement after the words “network programming”, so that the beginning of this subparagraph will read as follows:

“Broadcaster shall be entitled to exercise, within Affiliated Station’s Network Exclusivity Zone, the protection against duplication of network programming in analog and digital formats,”

Also, due to modification of the FCC’s regulations, you and we agree that the reference in the same Subparagraph 9(b) to “Section 76.92 through 76.97 of the FCC rules” shall be amended to read “Sections 76.92 through 76.95 of the FCC rules.”
3.	In addition, you and we agree to the following additional terms and conditions which shall be made part of the Agreement:
Station will, to the same extent as the Agreement provides for carriage of Network programs on its analog channel, transmit on such DTV channel the digital feed of such Network Programs in the technical format, consistent with the ATSC standards, provided by CBS, which shall be deemed to include the transmission by Station of all program related material, as defined below, provided by CBS which can be accommodated within a six MHz channel carrying a data stream of up to 19.4 megabits per second; provided, however, that nothing in the foregoing shall be deemed to prohibit Broadcaster from using digital compression technology in connection with the transmission by Station of all Network Programs and program-related material if, in the reasonable judgment of CBS engineers, such use does not materially degrade the audio or video quality of the Primary Network Feed. It is expressly understood that this Agreement applies only to the Primary Network Feed in digital format of the program provided by the Network to its affiliated stations, together with any associated program related material, and that Broadcaster will in no event be required to carry additional Network digital programming (i.e., “multiplexed” programming). Consistent with and subject to the foregoing, the Station shall have the right to use any available portion of its digital signal for the purpose of transmitting local programs or any other material; provided, however, that in the event that CBS proposes that the Station carry Network multiplexed programming or ancillary data which is not “program related material”, Broadcaster agrees to negotiate in good faith with CBS regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried. As used in this paragraph,

Ms. Colleen B. Brown
January 6, 2006

“program-related material” shall mean (i) information and material of a commercial or non-commercial nature which is directly related to the subject matter or identification of, or persons appearing in, the Network Programs, or to specific Network commercial advertisements or promotional announcements contained in the Network Programs, if such information or material is transmitted concurrently or substantially concurrently with the associated Network Program, commercial advertisement or promotional announcement (such information and material shall not require more than 3 megabits per second of digital bandwidth), (ii) closed-captioning information, (iii) program identification codes, (iv) program ratings information, (v) alternative language feeds related to the programming, (vi) video description information, and (vii) such other material as may be essential to or necessary for the delivery or distribution of the Network Programs in digital format.
4.	Subject to the FCC’s Right to Reject under Section 73.658(e) of the FCC’s Rules, and superseding previous understandings regarding clearance of network programming, Station will provide and maintain full, in-pattern clearance of all programs (or, any program’s replacement) on the CBS Television Network program schedule in all day-parts (including, but not limited to, Weekend Sports programming), in accordance with the foregoing and the attached Schedule A. Station agrees to broadcast such Network Program in its entirety (including but not limited to commercial announcements, billboards, credits, public service announcements, promotional announcements and network identification), without interruption, alteration, deletion or addition of any kind, from the beginning of the Network Program to the final system cue at the conclusion of the Network Program and not to downgrade, delay or change time periods of any Network Program without the written consent of CBS.

Further, Station agrees (i) to continue to provide live clearance of THE EARLY SHOW (or its replacement), 7:00-9:00am local time, Monday-Friday, however, upon CBS’ discontinuance of the “co-op format,” to provide live clearance of the “full-network format” (or its replacement), 7:00-9:00am local time, Monday-Friday; and (ii) to continue to provide clearance of at least two (2) hours per weekday of the overnight service UP TO THE MINUTE (or its replacement).

Broadcaster agrees to limit one-time-only primetime preemptions to no more than 12 hours per calendar year allocated proportionally in partial years (“the Primetime Preemption Cap”). For any Primetime preemption beyond 12 hours and up to 17 hours annually, the Station agrees to pay CBS [*] per hour
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ms. Colleen B. Brown
January 6, 2006

with an increase effective on each anniversary of the Agreement of [*] (the “Primetime Preemption Fee”). Any Primetime preemption beyond 17 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules. Station acknowledges that any primetime preemptions of Network Programming in primetime for paid religion are done strictly for financial reasons and in consideration of the terms hereof agrees not to preempt Network Programming in primetime for paid religion during the Term.

Similarly, Broadcaster agrees to limit one-time-only preemptions of Weekend Sports programming to no more than 13 hours per calendar year allocated proportionately in partial years(“the Weekend Sports Cap”). For any Weekend Sports preemption beyond 13 hours and up to 18 hours annually, the Station agrees to pay CBS [*] per hour with an increase effective on each anniversary of the Agreement of [*] (the “Weekend Preemption Fee”). Any Weekend Sports preemption beyond 18 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

Station will promptly notify CBS of any preemption and payment of any Preemption Fee will be made within sixty (60) days of the written notification from CBS of the amount due.

It is understood that Station’s obligations pursuant the above provisions shall be subject to Station’s rights under Section 73.658 (e) of the FCC’s rules and Paragraph 5 (a) of the Agreement, and that Station’s exercise of such rights shall in no event be deemed a breach of the obligations set forth in the above paragraph and shall not count against the Primetime Preemption Cap or the Weekend Sports Cap as set forth above; provided, however, that nothing in the foregoing will be construed to permit Station to preempt a program, regardless of the reason for the preemption, in its live or agreed time period, and then broadcast such program in a different time period, without the express written consent of CBS. Station will use its best efforts to provide makegoods in a mutually agreed upon time period for all primetime preemptions made for reasons other than the Right to Reject Rule as defined in Section 73.658(e) of the FCC rules.

5.	This Letter Agreement and the terms herein shall become effective March 1, 2006 and Paragraph 3 (a) of the Agreement shall be deleted and replaced by the following new Paragraph 3(a):
“3. Term and Termination.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ms. Colleen B. Brown
January 6, 2006

(a) Term.
The term of this Agreement shall be the period commencing on March 1, 2006 and expiring on February 29, 2016. Notwithstanding any provision of any offer or acceptance under Paragraph 1 hereof, upon the expiration or any termination of the term of this Agreement, Broadcaster shall have no right whatsoever to broadcast over Affiliated Station any Network Program.”
6.	Station agrees to participate in CBS’ Coop and Promo Swap Programs provided the elements of such Programs remain as currently defined.

7.	Station agrees to abide by the standard CBS Service Mark requirements specifying acceptable ways Station may utilize the CBS Eye Service Mark in on-air and print advertising.

8.	The Affiliated Station’s Annual Net Compensation as specified in Paragraphs 2(a) through 2(c) of the Agreement will be revised to the amount shown below on the indicated Effective Date:

Effective	Annual Net
Date	Compensation
March 1, 2006 — February 28, 2007	[*]
March 1, 2007 — February 28, 2008	[*]
March 1,2008 — February 29,2016	[*]
The foregoing represents CBS’s total financial contribution to Station during this Term and supersedes all previous agreements with respect thereto, including, but not limited to, all compensation, promotion and capital contributions. Payments of Annual Net Compensation shall be paid in twelve (12) equal installments and shall be due and payable monthly, in arrears, within 20 days from the end of each calendar month during the applicable period for which Annual Net Compensation is due. All references in the Agreement to Network Rate shall be deleted.
9. Paragraph 4 of the Agreement is hereby amended by changing the existing subparagraph (c) to subparagraph (d) and inserting the following new subparagraph (c):
[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ms. Colleen B. Brown
January 6, 2006

(c)	Notwithstanding the foregoing, CBS consents to Station granting direct broadcast satellite service carriers the right to retransmit its signal, including CBS programming outside of Station’s television market where Station is significantly viewed and according to the provisions of the Satellite Home Viewer Extension and Reauthorization Act of 2004, signed into law by the President on December 8, 2004; provided, that the local CBS affiliate is carried on the service in the county. CBS consent herein is limited to Station’s initial agreement with carrier and Station must obtain consent before entering into any renewal, extension or new agreement which includes CBS programming.
10.	In order to reflect that television markets now generally are defined with reference to Nielsen DMAs rather than with reference to Arbitron ADIs, you and we agree that in Subparagraph 9(a) of the Agreement the language “the Area of Dominant Influence (ADI), as determined by Arbitron and published in the then-current edition of its Television ADI Market Guide,” shall be stricken and replaced with the following: “the Designated Market Area (DMA), as most recently determined by the A.C. Nielsen Company,”.

11.	In order to permit notices pursuant to the Agreement to be made by facsimile delivery, you and we agree that the word “facsimile” shall be inserted between “personal delivery,” and “mail” in the first sentence of Subparagraph 11(d) of the Agreement, so that the beginning of the Subparagraph will read as follows:
“11(d) Unless specified otherwise, all notices given hereunder shall be given in writing by personal delivery, facsimile, mail,”
12.	The terms of this Letter and Affiliation Agreement, and discussions related thereto, will not be disclosed to anyone who is not either employed by the Station or the corporate ownership of the Station and such disclosure shall be subject to the employees agreement to this Confidentiality provision; it being understood, however, that adherence to FCC filing requirements and disclosures will not constitute a violation of this point; provided, that all terms not required to be disclosed by the FCC are redacted. Any press release regarding the terms of this negotiation or Agreement, shall be made jointly by the parties.
Further, it is hereby ratified and reaffirmed that throughout this Term the: (i) terms of the September 23, 1998 and October 22, 2001 Letter Agreements between you and us which established, among other things, Station’s NFL Contribution and placed

Ms. Colleen B. Brown
January 6, 2006

various program exclusivity requirements on the Network, plus any increase or renewals agreed to by Station and CBS, shall remain in full force and effect per the terms of that Letter Agreement; (ii) Station’s participation in the NCAA Exchange Value Program will continue as set forth in the December 2, 2003 Letter Agreement; and (iii) Station’s participation in CBS Newspath shall continue throughout the Term at the current rate of [*] plus a [*] annual increase effective on October 1, 2006, and, thereafter, by such annual increases agreed to by the CBS Affiliate Board. There will be no charge for NNS. CBS agrees that Station may repurpose and telecast its local news containing Newspath footage on its multicast digital channel; provided that, such telecast is merely a repeat of the initial telecast on KIDK.
As herein amended, all terms and conditions of the Agreement are ratified and confirmed. All individual reference herein to Station or Broadcaster shall apply to both collectively.
Four originals of this Letter Agreement are enclosed. Please indicate your approval by signing each original in the space provided below and return all originals to me for counter-execution. We will return two fully executed originals to you.
Accepted and agreed:

Fisher Broadcasting — Idaho TV LLC	CBS AFFILIATE RELATIONS
A Unit of CBS Broadcasting, Inc.

By:	/s/ Colleen B. Brown	By:	/s/ Peter K. Schruth

	Colleen B. Brown		Peter K. Schruth
	President & Chief Executive Officer		President
Best regards,
cc: P. Schruth, P. Farr, K. Freedman, J. Mitchell
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A KIDK Idaho Falls
Current Clearance of CBS Programming on KIDK (all times local):

Monday-Friday
CBS Morning News	5:30-6:00am
The Early Show	7:00-9:00am (Co-op format)
Price Is Right	9:00-10:00am
Young & Restless	10:00-11:00am
Bold & Beautiful	12:30-1:00pm
Guiding Light	1:00-2:00pm
As The World Turns	2:00-3:00pm
CBS Evening News	5:30-6:00pm
Prime Time	7:00-10:00pm
Late Show	10:35-11:37pm
Late Late Show	11:37pm-12:37am
Up To The Minute	Minimum two hour clearance

Saturday
Saturday Early Show	5:00-7:00am
Kids Programming	7:00-10:00am
Sat. Evening News	4:30-5:00pm
Prime Time	7:00-10:00pm

Sunday
CBS Sun. Morning	7:00-8:30am
Face The Nation	8:30-9:00am
Sun. Evening News	5:00-5:30pm
Prime Time	6:00-10:00pm